Exhibit 10.53

June 6, 2025

Focus Impact BH3 Sponsor, LLC
1345 Avenue of the Americas, 33rd Floor
New York, NY 10105

Attention: Carl Stanton and Wray Thorn

Re: Agreement Regarding Board Nomination Rights (the “Agreement”)

Dear Messrs. Stanton and Thorn,

Reference is made to the business combination agreement (as amended to date, the “Business Combination Agreement”) by and among Focus Impact BH3 Acquisition Company (“Focus”), XCF Global Capital, Inc., a Nevada corporation (“XCF”), XCF Global, Inc. a Delaware corporation (formerly known as Focus Impact BH3 NewCo, Inc., the “Company”), and certain other parties.

Pursuant to the Business Combination Agreement, Focus, XCF and the Company agreed that upon the closing (the “Closing”) of the business combination contemplated by the Business Combination Agreement (the “Business Combination”), the Company’s board of directors (the “Board”) would be comprised of nine (9) directors, with (i) Focus Impact BH3 Sponsor, LLC (the “Sponsor”) having the right to designate two (2) representatives to serve on the Board, (ii) XCF having the right to designate five (5) representatives to serve on the Board and (iii) the remaining two (2) members of the Board to be mutually agreed upon by XCF and Focus.

In connection with the Closing of the Business Combination and as an inducement to the Company and Focus to complete the transactions contemplated thereby, the Company and the Sponsor hereby agree as follows:

1. Board Designation Right

Effective as of the Closing, and following the initial election (or appointment) of Carl Stanton and Wray Thorn (the “Initial Designated Directors”) to the Board in connection with the Closing:

(a)
Subject to (i) the Sponsor meeting the beneficial ownership thresholds set forth in sub-paragraph (b) below and (ii) the terms of paragraphs 2 and 3(h) below, (x) the Initial Designated Directors shall continue to serve on the Board until their death, disability, resignation or removal and (y) if an Initial Designated Director no longer serves on the Board, the Sponsor shall have the right to designate an individual (each, a “Designated Director”) to replace the such director, subject to customary background checks, director eligibility standards, and governance policies applicable to all members of the Board.

(b)
Subject to the terms of paragraph 2 below (i) for so long as the Sponsor beneficially owns a minimum of 1,653,472 shares of common stock of the Company (the “Common Stock”) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock and including shares of Common Stock underlying the Private Placement Warrants (as defined below) on an as-exchanged basis (collectively, the “Adjustments”)), the Sponsor shall be entitled to designate two Designated Directors; (ii) for so long as the Sponsor beneficially owns a minimum of 165,347 shares of Common Stock (subject to any applicable Adjustments), the Sponsor’s right to designate a director shall be reduced from two Designated Directors to one Designated Director; and (iii) in the event that the Sponsor beneficially owns fewer than 165,347 shares of Common Stock (subject to any applicable Adjustments), the Sponsor shall not be entitled to nominate any individual to the Board pursuant to the Business Combination Agreement or this Agreement. For the avoidance of doubt, each Initial Designated Director shall count as a Designated Director for the purposes of this sub-paragraph.

(c)
In the event that the Sponsor’s right to nominate Designated Directors is reduced from two Designated Directors to one Designated Director, the Designated Director whose term is first to expire will not be nominated for reelection, unless otherwise determined by the Company, once such Designated Director’s then-current term as a director expires; provided, however, that in the event that the Designated Directors are members of the same class of the Board, the Sponsor will designate which of the two Designated Directors will not be nominated for reelection.

(d)
In the event that the Sponsor’s right to nominate Designated Directors is terminated entirely (i) if there are two Designated Directors serving on the Board at the time of such termination, each of the directors will not be nominated for reelection, unless otherwise determined by the Company, once each such Designated Director’s then-current term as a director expires and (ii) if there is one Designated Director serving on the Board at the time of such termination, such director will not be nominated for reelection, unless otherwise determined by the Company, once such Designated Director’s then-current term as a director expires.

(e)
The Company hereby agrees to take all necessary action to (i) call, or cause the Board to call, a meeting of stockholders of the Company as may be necessary to cause the election as directors of the Designated Directors in accordance with the provisions of this Agreement and (ii) include in the slate of nominees recommended by the Board for election at any meeting of stockholders (and in any election by written consent) called for the purpose of electing as directors a Designated Director and to nominate and recommend each such individual to be elected as a director as provided herein, and to use the same efforts to cause the election of such nominees as it uses to cause other nominees recommended by the Board to be elected, including soliciting proxies or consents in favor thereof.

(f)	For purposes of this Agreement, “beneficially owns” has the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(g)	For purposes of this Agreement, “Private Placement Warrants” means the warrants to purchase Common Stock owned by the Sponsor.

2. Future Financing and Board Composition Review

In the event that the Company undertakes any future material financing, merger, acquisition, strategic partnership, or similar corporate transaction that results in a significant change to, or a requirement to change, the Board composition (including an increase in the number of Board seats or a right for another investor or merger or acquisition partner to appoint or nominate one or more directors), the Company and the Sponsor agree to revisit and negotiate in good faith the terms of this Agreement with respect to the Sponsor’s Board designation rights currently in place, and may reduce the Sponsor’s Board designation rights to ensure that the Sponsor maintains proportional and fair board representation relative to its ownership interest.

In the event of a shareholder proposal, change in control, or material financing transaction, determinations specifically concerning board independence (e.g., composition of independent committees or classification of directors as independent) shall be made solely by the independent directors, in accordance with applicable law and fiduciary duties. This provision does not limit any director’s general rights or responsibilities under Delaware law or the company’s governing documents.

3. Miscellaneous

(a)
If the Sponsor is entitled to designate a director pursuant to this Agreement, the Sponsor may notify the Company that it desires to remove a Designated Director at any time. Upon such notice, the Board will take all necessary action to cause the removal of such Designated Director, subject to the terms of the certificate of incorporation or bylaws of the Company, as each may be amended, restated or otherwise modified from time to time. In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation, or removal of any Initial Designated Director or Designated Director, then the Sponsor shall have the right to designate an individual to fill such vacancy and the Company shall promptly take all necessary action as will result in the election or appointment of such individual as a director to fill such vacancy, and such person shall thereafter be deemed a Designated Director under this Agreement.

(b)
During the period Designated Director is a member of the Board, (i) the Company shall provide such director with the same expense reimbursement, cash and non-cash compensation, benefits, indemnity, exculpation and other arrangements provided to any other director on the Board and (ii) the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting such Designated Director as and to the extent consistent with applicable law, the certificate of incorporation or bylaws of the Company and any indemnification agreements with directors (whether such right is contained in such organizational documents or another document) (except to the extent such amendment or alteration permits the Company to provide broader or substantially similar indemnification or exculpation rights on a retroactive basis than permitted prior thereto); provided, however, that the Initial Designated Directors will not be entitled to receive any cash or non-cash compensation for such Initial Designated Director’s services as a director, for so long as the Strategic Consulting Agreement, dated as of February 19, 2025, by and between the Company and Focus is in effect.

(c)
This Agreement shall automatically terminate upon the Sponsor ceasing to beneficially own Common Stock representing less than 165,347 of the Company’s then outstanding shares of Common Stock (subject to any applicable Adjustments); provided, however, that the terms of paragraphs 3(b) and 3(d) shall apply to the continued services of the applicable Designated Director(s) during the remaining term(s) of such Designated Director(s).

(d)
The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as a Designated Director serves as a director on the Board, maintain such coverage with respect to such Designated Director; provided that upon removal or resignation of such Designated Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

(e)
This Agreement constitutes the entire agreement between the Company and the Sponsor with respect to the subject matter hereof and supersedes all prior discussions, understandings or agreements of the parties.

(f)
If the Sponsor conducts an in-kind distribution of all of its shares of Common Stock to its direct or indirect equityholders, the distributees holding shares of Common Stock equal to a majority-in- interest of the shares of Common Stock then held by the Sponsor at the time of such distribution shall thereafter be entitled to exercise and enforce the rights specifically granted to the Sponsor hereunder.

(g)
Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that (i) this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions and (ii) the venue for any action taken with respect to this agreement shall be the courts of the State of Delaware; provided that if subject matter jurisdiction over such action is vested exclusively in the United States federal courts, such action shall be heard in the United States District Court for the District of Delaware.

(h)
The parties acknowledge and agree that due to circumstances beyond their control and beyond the control of XCF and Focus, neither the Sponsor nor XCF will be able, in connection with the Closing and the listing of the shares of the Company’s Class A Common Stock on The Nasdaq Stock Market (“Nasdaq”), to appoint its nominees to the Board in the manner the parties intended under the terms of the Business Combination Agreement. Therefore, to the extent that the service of (i) the two Initial Designated Directors (or their substitutes) and (ii) one non-independent director intended to be designated to the Board by XCF at Closing shall cause the Company to fail to comply with the independence requirements of Nasdaq (or any other national securities exchange upon which the Company’s securities are listed) at Closing or any other time during the term of this Agreement, the Company and the Sponsor agree that the Sponsor may only appoint one Initial Designated Director (or substitute) until such time as (A) the Board has taken action to expand the size of the Board to nine (9) members, (B) the Board has appointed as a director one person recommended by the Company’s Chief Executive Officer (the “Management Designee”) and (C) the service of two Initial Designated Directors along with the Management Designee no longer causes such failure of compliance with the applicable independence requirements; and until such time as the above conditions are met and the other Initial Designated Director is appointed to the Board, such other Initial Designated Director shall be entitled to be a board observer during such period.

Sincerely,
XCF Global, Inc.

By: Mihir Dange
Name: Mihir Dange
Title: Chief Executive Officer

AGREED AND ACCEPTED:
Focus Impact BH3 Sponsor, LLC

By: Wray Thorn
Name: Wray Thorn
Title: Authorized Signatory

[Signature Page to Side Letter Agreement - Board Nomination Rights]